Exhibit 5.1

3000 N. Sam Houston Pkwy E., Houston, Texas 77032

May 20, 2026

Halliburton Company
3000 N. Sam Houston Parkway E.
Houston, Texas 77032

Ladies and Gentlemen:

At your request, I am rendering this opinion in connection with the preparation of the registration statement on Form S-8 to be filed by Halliburton Company (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 49,900,000 shares (the “Shares”) of the Company’s common stock, par value $2.50 per share (“Common Stock”), comprised of: (i) 19,900,000 shares of Common Stock reserved for awards available for future issuance under the Halliburton Company Stock and Incentive Plan, as Amended and Restated February 10, 2026 (the “SIP”); and (ii) 30,000,000 shares of Common Stock issuable upon the exercise of purchase rights to be granted by the Company pursuant to the Halliburton Company Employee Stock Purchase Plan, as Amended and Restated February 10, 2026 (together with the SIP, each, a “Plan”).

I have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates I have reviewed.

In connection with the opinions set forth herein, I have assumed that (i) the Shares will be issued pursuant to the provisions of the applicable Plan and, with respect to the SIP, any applicable award agreement (and any related instrument) duly adopted under and in accordance with the terms and conditions of the SIP (each, an “Award Agreement”); (ii) the consideration received by the Company for the Shares will not be less than the par value of the Shares; and (iii) at or prior to the time of the delivery of any Shares, the Registration Statement will be effective under the Securities Act.

On the basis of the foregoing and subject to the exceptions, assumptions, qualifications and limitations set forth herein, I am of the opinion that, in the case of Shares originally issued by the Company pursuant to the provisions of the applicable Plan and, with respect to the SIP, any applicable Award Agreement, following due authorization of a particular award thereunder by the Board of Directors of the Company (the “Board”) or such committee as designated by the Board (the Board or such committee, the “Administrator”) as provided in and in accordance with the SIP and any applicable Award Agreement, the Shares to be issued by the Company pursuant to the applicable Plan will have been duly authorized, and when issued and delivered from time to time pursuant to the terms of the applicable Plan and, with respect to the SIP, such award, for the consideration established pursuant to the terms of the applicable Plan and, with respect to the SIP, any applicable Award Agreement, and, with respect to the SIP, otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Administrator as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, will be legally issued, fully paid, and nonassessable.

The opinions set forth above in this opinion letter are limited to the original issuance of Shares by the Company and do not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

The opinions set forth above in this opinion letter are limited in all respects to matters of the General Corporation Law of the State of Delaware, as published and in effect on the date hereof, and I express no opinion as to the law of any other jurisdiction.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pamela Taylor
Pamela Taylor
Vice President and Assistant Secretary